Exhibit 99.1

For immediate release

Endeavour Announces UK Executive Retirement
and Management Changes

HOUSTON, Sept 22, 2010 /PRNewswire via COMTEX/ — Endeavour International Corporation (NYSE-Amex: END) (LSE: ENDV) announced today that John G. Williams, executive vice president — exploration, will retire effective September 30, 2010. Since joining Endeavour in 2007, he has been a member of the company’s executive committee assigned to the company’s London office as head of exploration. He will continue his association with the company in a consulting capacity throughout the remainder of the year.

In conjunction with the retirement of Williams, the company announces that it will combine its UK exploration and operations teams into a single operating group. Carl D. Grenz, currently executive vice president of operations, will assume responsibility for all UK operations as executive vice president — international and continue to serve on the company’s executive management committee.

As part of the reorganization of the UK operations, Endeavour named Jim Munns to the new role of Director of Regulatory Affairs, expanding on his previous responsibilities with DECC and other regulatory groups relevant to Endeavour’s efforts in the North Sea. Nick Terrell will become Director of Exploration responsible for the company’s exploration activities in the UK. Both will report directly to Mr. Grenz.

The company also announced that it will form a new committee of the board entitled “Technology and Reserves.” The committee, chaired by John N. Seitz, vice chairman and            co-founder of Endeavour, will support the board providing increased focus on emerging technologies in the upstream industry and oversight of the company’s reserve evaluation and reporting processes.

William L. Transier, chairman, chief executive officer and president, said:

“John Williams has played a key role in helping the company build its presence in the North Sea. His exploration expertise and knowledge of the region have been invaluable as we developed an effective strategy for managing our portfolio in the region. John has been an important member of our executive team, and we wish him the very best during his retirement.

Carl Grenz has tremendous experience in managing new developments in the North Sea. Under our new geographic organization and with Carl’s leadership, Endeavour will continue to focus on production and growth in the UK.”

Endeavour International Corporation is an oil and gas exploration and production company focused on the acquisition, exploration and development of energy reserves in the North Sea and the United States. For more information, visit http://www.endeavourcorp.com.

Certain statements in this news release should be regarded as “forward-looking” statements within the meaning of the securities laws. These statements speak only as of the date made. Such statements are subject to assumptions, risk and uncertainty. Actual results or events may vary materially. The estimates of recoverable resources per well and completed well costs included herein are based upon other typical results in these shale plays and may not be indicative of actual results.

For further information:

Endeavour – Investor Relations
Mike Kirksey Darcey Matthews	+44 (0) 207 451 2381 1 713 307 8700 1 713 307 8711

Pelham Public Relations – UK Media
Philip Dennis Henry Lerwill	+44 (0) 207 743 6363 +44 (0) 203 178 6242